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EXHIBIT 99.1

AUBURN COMMUNITY BANCORP
2003 STOCK OPTION PLAN
Auburn Community Bancorp

2003 Stock Option Plan

1.     Purpose

        The purpose of the Auburn Community Bancorp 2003 Stock Option Plan (the "Plan") is to strengthen Auburn Community Bancorp (the "Bancorp") and those corporations which are or hereafter become subsidiary corporations of the Bancorp by providing an additional means of attracting and retaining competent directors, officers and management level employees and by providing to participating directors, officers and management level employees added incentive for high levels of performance. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers and management level employees may purchase shares of the common stock of the Bancorp pursuant to options granted in accordance with the Plan.

        Options granted pursuant to the Plan are intended to be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or "nonqualified stock options", as shall be determined and designated upon the grant of each option hereunder.

2.     Administration

        The Plan shall be administered by the Board of Directors (the "Board"). Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote, or the unanimous written consent, of its members. Subject to the express provisions of the Plan, the Board shall have the authority to construe and interpret the Plan, define the terms used herein, prescribe, amend and rescind, the rules and regulations relating to administration of the Plan, and make all other determinations necessary or advisable for administration of the Plan.

        All decisions, determinations, interpretations or other actions by the Board shall be final, conclusive and binding on all persons, optionees, grantees, subsidiary corporations of the Bancorp and any successors-in-interest to such parties.

3.     Incentive Stock Options

        All options granted which are designated at the time of grant as an "incentive stock option" shall be deemed an incentive stock option.

        (a)   Incentive stock options granted under the Plan are intended to be qualified under Section 422 of the Code.

        (b)   Full-time salaried officers and management level employees of the Bancorp or a subsidiary corporation (as that term is defined in Section 424(f) of the Code), shall be eligible for selection to participate in the incentive stock option portion of the Plan. No director of the Bancorp who is not also a full-time salaried officer or employee of the Bancorp or a subsidiary corporation, may be granted an incentive stock option hereunder. Subject to the express provisions of the Plan, the Board shall (i) select from the eligible class of employees and determine to whom incentive stock options shall be granted, (ii) determine the discretionary terms and provisions of the respective incentive stock option agreements (which need not be identical), (iii) determine the times at which such incentive stock options shall be granted, (iv) determine the number of shares subject to each incentive stock option, and (v) grant such incentive stock options to such individuals. An individual who has been granted an incentive stock option may, if he or she is otherwise eligible under the Plan, be granted additional incentive stock options if the Board shall so determine.

        (c)   Except as described in subsection (e) below, the Board shall not grant an incentive stock option to purchase shares of the Bancorp's common stock to any individual who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Bancorp or a subsidiary corporation. The attribution rules of Section 424(d) of the Code shall apply in the determination of ownership of stock for these purposes.

        (d)   The aggregate fair market value (determined as of the time the incentive stock option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all plans of the Bancorp and its subsidiary corporations, if any) shall not exceed $100,000, plus any greater amount as may be permitted under subsequent amendments to the Code.

        (e)   The purchase price of stock subject to each incentive stock option shall be determined by the Board but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted, except, in the case of optionees who at the time of the grant own more than ten percent (10%) of the total combined voting power of all classes of stock of the Bancorp or a subsidiary corporation, in which case the purchase price of the stock shall not be less than one hundred ten percent (110%) of the fair market value of such stock at the time such option is granted and the term of such option shall be for no more than five (5) years. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2.

4.     Nonqualified Stock Options

        (a)   All options granted which are (i) in excess of the aggregate fair market value limitations set forth in Section 3(d) hereof, (ii) designated at the time of the grant as "nonqualified", or (iii) intended to be incentive stock options but do not meet the requirements of incentive stock options, shall be deemed nonqualified stock options. Nonqualified stock options granted hereunder shall be so designated in the nonqualified stock option agreement entered into between the Bancorp and the optionee.

        (b)   Directors, full-time salaried officers and management level employees of the Bancorp or a subsidiary corporation shall be eligible for selection to participate in the nonqualified stock option portion of the Plan. Subject to the express provisions of the Plan, the Board shall (i) select from the eligible class of individuals and determine to whom nonqualified stock options shall be granted, (ii) determine the discretionary terms and provisions of the respective nonqualified stock option agreements (which need not be identical), (iii) determine the times at which such nonqualified stock options shall be granted, (iv) determine the number of shares subject to each nonqualified stock option and (v) grant such nonqualified stock options to such individuals. An individual who has been granted a nonqualified stock option may, if he or she is otherwise eligible under the Plan, be granted additional nonqualified stock options if the Board shall so determine.

        (c)   The purchase price of stock subject to each nonqualified stock option shall be determined by the Board but shall not be less than one hundred percent (100%) of the fair market value of such stock at the time such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation 20.2031-2.

5.     Stock Subject to the Plan

        Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Bancorp's authorized but unissued common stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under the Plan shall not exceed 10,000 shares. If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of the Plan.

6.     Continuation of Employment

        Nothing contained in the Plan (or in any option agreement) shall obligate the Bancorp or a subsidiary corporation to employ any optionee for any period or interfere in any way with the right of the Bancorp or a subsidiary corporation to reduce the optionee's compensation. However, the Bancorp may not reduce the terms of any option without the approval of the optionee.

7.     Exercise of Options

        No option shall be exercisable until all necessary regulatory and shareholder approvals of the Plan are obtained. Except as otherwise provided in this section, each option shall be exercisable in such installments, which need not be equal, and upon such contingencies as the Board shall determine; provided, however, that if an optionee shall not in any given installment period purchase all of the shares which the optionee is entitled to purchase in such installment period, the optionee's right to purchase any shares not purchased in such installment period shall continue until expiration or termination of such option. Notwithstanding the foregoing, the options shall vest at the rate of at least 20% per year over a five year period from the date the option is granted.

        Fractional share interests shall be disregarded, except that they may be accumulated. Not less than one (1) shares may be purchased at any one time unless the number of shares purchased is the total number of shares which is exercisable at such time. Options may be exercised by written notice delivered to the Bancorp stating the number of shares with respect to which the option is being exercised, together with the full purchase price for such shares. Payment of the option price in full, for the number of shares to be delivered, must be made (a) in cash or (b) subject to applicable law, with the Bancorp's stock previously acquired by the optionee and held by the optionee for a period of at least six months. Notwithstanding the foregoing, in the event an optionee who has an incentive stock option does exercise the incentive stock option by utilizing (b) above, the optionee should obtain tax advice as to the consequences of such action. The equivalent dollar value of shares used to effect a purchase shall be the fair market value of the shares on the date of exercise. If the option is being exercised by any person other than the optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Bancorp, of the right of such person to exercise the option. Optionees will have no rights as shareholders with respect to stock of the Bancorp subject to their stock option agreements until the date of issuance of the stock certificate to them.

8.     Nontransferability of Options

        Each option shall, by its terms, be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the optionee.

9.     Cessation of Directorship or Employment

        Except as provided in Sections 10 and 20 hereof, if an optionee ceases to be a director or an employee of the Bancorp or a subsidiary corporation for any reason other than his or her disability (as defined in Section 22(e)(3) of the Code) or death, the optionee's option shall expire three (3) months after the date of termination of such directorship or employment. During the period after cessation of directorship or employment, such option shall be exercisable only as to those installments, if any, which have accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Bancorp or a subsidiary corporation. If an optionee is both a director and an employee, then unless otherwise provided for in the optionee's option grant or option agreement, such option shall expire three (3) months after the latter of the date of termination of the optionee's directorship or employment.

10.   Termination of Employment for Cause

        If the stock option agreement so provides and if an optionee's employment by the Bancorp or a subsidiary corporation is terminated for cause, the optionee's option shall expire thirty (30) days from the date of such termination. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of a crime involving moral turpitude, and, in any event, the determination of the Board with respect thereto shall be final and conclusive.

11.   Disability or Death of Optionee

        If any optionee dies while serving as a director or an employee of the Bancorp or a subsidiary corporation, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof. After such death but before such expiration, the persons to whom the optionee's rights under the option shall have passed by will or by the laws of descent and distribution or the executor or administrator of optionee's estate shall have the right to exercise such option to the extent that installments, if any, had accrued and/or vested as of the date on which the optionee ceased to be a director or an employee of the Bancorp or a subsidiary corporation.

        If the optionee shall terminate his or her directorship or employment because of disability (as defined in Section 22(e)(3) of the Code), the optionee may exercise this option to the extent he or she is entitled to do so at the date of termination, at any time within one (1) year of the date of termination, except as provided in Section 20 hereof.

        If any optionee dies during the three (3) month period referred to in Section 9 hereof, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof.

12.   Adjustment Upon Changes in Capitalization

        If the outstanding shares of the stock of the Bancorp are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Bancorp through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to the Bancorp, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any such adjustment, however, in an outstanding option shall be made without change in the total price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share subject to the option. Any adjustment under this Section 12 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share-interests shall be disregarded, except that they may be accumulated.

13.   Terminating Events

        A Terminating Event shall be defined as any one of the following events: (i) a dissolution or liquidation of the Bancorp; (ii) a reorganization, merger or consolidation of the Bancorp with one or more corporations, the result of which (A) the Bancorp is not the surviving corporation, or (B) the Bancorp becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own directly or indirectly, over 80% of the aggregate voting power of all outstanding equity securities of the Bancorp); (iii) a sale of substantially all the assets of the Bancorp to another corporation; or (iv) a sale of the equity securities of the Bancorp representing more than 80% of the aggregate voting power of all outstanding equity securities of the Bancorp to any person or entity, or any group of persons and/or entities acting in concert. When the Bancorp knows that a Terminating Event will occur (i) the Bancorp shall deliver to each optionee no less than thirty (30) days prior to the Terminating Event, written notification of the Terminating Event and the optionee's right to exercise all options granted pursuant to the Plan, whether or not vested under the Plan or applicable stock option agreement, and (ii) all outstanding options granted pursuant to the Plan shall completely vest and become immediately exercisable as to all shares granted pursuant to the option immediately prior to such Terminating Event. This right of exercise shall be conditional upon execution of a final plan of dissolution or liquidation or a definitive agreement of consolidation or merger. Upon the occurrence of the Terminating Event all outstanding options and the Plan shall terminate; provided, however, that any outstanding options not exercised as of the occurrence of the Terminating Event shall not terminate if there is a successor corporation which assumes the outstanding options or substitutes for such options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and prices.

14.   Amendment and Termination

        The Board may at any time suspend, amend or terminate the Plan and may, with the consent of the optionee, make such modification of the terms and conditions of the option as it shall deem advisable; provided that, except as permitted under the provisions of Sections 12 and 13 hereof, no amendment or modification which would:

          (a)   increase the maximum number of shares which may be purchased pursuant to options granted under the Plan either in the aggregate or by an individual;

          (b)   change the minimum option price;

          (c)   increase the maximum term of options provided for herein; or

          (d)   permit options to be granted to anyone other than directors, full-time salaried officers or management level employees of the Bancorp or a subsidiary corporation;

may be adopted without the Bancorp having first obtained any necessary regulatory and shareholder approvals required by law.

        No option may be granted during any suspension or after termination of the Plan. Amendment, suspension or termination of the Plan shall not (except as otherwise provided in Section 12 hereof), without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

15.   Time of Granting Options

        The time an option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board described in Sections 3(b) and 4(b) hereof; provided, however, that if appropriate resolutions of the Board indicate that an option is granted as of and on some future date, the time such option is granted shall be such future date. If action by the Board is taken by unanimous written consent of its members, the action of the Board shall be deemed to be at the time the last member of the Board signs the consent.

16.   Privileges of Stock Ownership; Securities Law Compliance; Notice of Sale

        No optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued.

        The Bancorp shall have the right to repurchase Bancorp stock acquired by the optionee pursuant to the exercise of stock options provided for in this Plan. This right shall allow the Bancorp for a period of two years after the exercise of any part or all of any option granted pursuant to this Plan to repurchase such shares acquired upon such exercise at the per share price which shall be the greater of the per share exercise price of such option or the Bancorp's then book value per share at the time of the repurchase. However, the Bancorp shall have no right to repurchase stock acquired from the exercise of stock options granted pursuant to this Plan from an optionee (i) at any time such optionee is an employee of the Bancorp or (ii) that has been held by optionee for at least two years from the date of issuance of such stock.

        The optionee shall agree that the optionee, or any person acquiring shares upon exercise of an option, will notify the Bancorp not more than five (5) days after any sale or other disposition of such shares. No shares issuable upon the exercise of this option shall be issued and delivered unless and until the Bancorp has fully complied with all applicable requirements of any regulatory agency having jurisdiction over the Bancorp, and all applicable requirements of any exchange upon which stock of the Bancorp may be listed.

        Unless the shares of stock covered by the Plan have been registered with the Securities and Exchange Commission, each optionee shall, by accepting an option, represent and agree, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all stock will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of an option, the person entitled to exercise the same shall, upon request of the Bancorp, furnish evidence satisfactory to the Bancorp (including a written and signed representation) to the effect that the stock is being acquired in good faith for investment and not for resale or distribution. Furthermore, the Bancorp, at its sole discretion, may take all reasonable steps, including affixing a restrictive legend on certificates embodying the shares to assure itself against any sale or distribution by the optionee which does not comply with the Plan or any federal or state securities laws.

        The stock acquired upon exercise of the stock option shall be represented by a stock certificate. Such stock certificate shall have the following legends:

    The shares of stock represented by this certificate are subject to a Stockholders Agreement, dated as of January    , 2003, a copy of which is available for examination at the principal offices of the company, and may not be offered, sold transferred, hypothecated, pledged, given or otherwise disposed of except in accordance with the terms of such Agreement

    Auburn Community Bancorp will not effectuate transfers of stock except in accordance with the provisions of this Agreement. Copies of the aforesaid Stockholders Agreement may be obtained from Auburn Community Bancorp.

    Furthermore the shares of stock represented by this certificate are subject to repurchase by the Bancorp in certain circumstances as provided in the stock option agreement by and between the Bancorp dated                        .

    The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement with respect to them under the Securities

    Act of 1933 or a written opinion of counsel for the optionee which opinion shall be acceptable to counsel for the Bank that registration is not required.

17.   Effective Date of the Plan

        The Plan shall be deemed adopted by the Board as of January 15, 2003 and shall be effective immediately subject to approval by the shareholders of the Bancorp within twelve months of the date the Plan is adopted, by the vote of a majority of the outstanding shares represented and voting at a duly held meeting of shareholders at which a quorum is present, or by the written consent vote of the holders of a majority of the outstanding shares of the Bancorp's stock. No option under the Plan shall be exercised prior to the shareholders' approval of the Plan.

18.   Termination

        Unless previously terminated by the Board, the Plan shall terminate at the close of business on January 15, 2013. No options shall be granted under the Plan thereafter, but such termination shall not affect any option theretofore granted.

19.   Option Agreement

        Each option shall be evidenced by a written stock option agreement executed by the Bancorp and the optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan. Each incentive stock option agreement shall contain such terms and provisions as the Board may determine to be necessary in order to qualify such option as an incentive stock option within the meaning of Section 422 of the Code.

20.   Option Period

        Each option and all rights and obligations thereunder shall expire on such date as the Board may determine, but not later than ten (10) years from the date such option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.

21.   Exculpation and Indemnification

        To the extent permitted by applicable law in effect from time to time, no member of the Board shall be liable for any act or omission of any other member of the Board nor for any act or omission on the member's own part, except the member's own willful misconduct or gross negligence. The Bancorp and its subsidiary corporations shall pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former member of the Board in any action brought by a third party against such person (whether or not the Bancorp is joined as a party defendant) to impose a liability or penalty on such person while a member of the Board arising with respect to the Plan or administration thereof or out of membership on the Board or all or any combination of the preceding; provided, the Board determines in good faith that such member of the Board was acting in good faith, within what such member of the Board reasonably believed to be the scope of his or her employment or authority, and for a purpose which he or she reasonably believed to be in the best interests of the Bancorp or its shareholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. This Section 21 does not apply to any action instituted or maintained in the right of the Bancorp by a shareholder or holder of a voting trust certificate representing shares of the Bancorp or a subsidiary corporation thereof. The provisions of this Section 21 shall apply to the estate, executor, administrator, heirs, legatees or devisees of a member of the Board and the term "person" as used in this Section 21 shall include the estate, executor, administrator, heirs, legatees or devisees of such person.

22.   Information to Employees

        The Bancorp shall provide optionees with financial statements of the Bancorp at least annually.

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  EXHIBIT 99.1